Exhibit 4(4)

Dated 14th January 1997

NYNEX CABLECOMMS LIMTED

and

EIDOS plc

UNDERLEASE

- of Part of the Second Floor of -
Wimbledon Bridge House Hartfield Road London SW19

 Term:      22nd November 1996 to 21st November 2006

Rent:      £322,932 per annum exclusive (subject to review)

Charles Russell
8-10 New Fetter Lane
London EC4A 1RS

Tel: 0171 203 5000
Fax: 0171 203 0200

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FIRST SCHEDULE

The demised premises

SECOND SCHEDULE

Authorised Guarantee Agreement

THIRD SCHEDULE

Covenant by Surety

FOURTH SCHEDULE

Rent Review

FIFTH SCHEDULE

Licences for Alterations

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THIS UNDERLEASE is made the 14th day of January One thousand nine hundred and ninety-seven

BETWEEN:-

1.	NYNEX CABLECOMMS LIMITED (registered in England (2664006) whose registered office is at The Tolworth Tower Ewell Road Surbition Surrey KT6 7ED

2.	EIDOS plc (registered in England No. 2501949) whose registered office is at The Boathouse Constables Boatyard 15 Thames Street Hampton Middlesex TW12 2EW

1.	INTERPRETATION

(A)	In this Underlease except where the context otherwise requires the following words and expressions have the following meanings:-

“the Building” means the land and building of which the demised premises form part and all buildings and other structures of whatever nature from time to time erected thereon or on some part or parts thereof and the appurtenances thereof known as Wimbledon Bridge House Hartfield Road London SW19

“the demised premises” means part of the second floor Wimbledon Bridge House more particularly described in Part I of the First Schedule

“the ending of the term” means the coming to an end of the term in any way including expiration termination surrender and forfeiture

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“the Landlord” means the first named party to this deed and the person for the time being entitled to the reversion immediately expectant on the ending of the term

“this Underlease” means this deed and any instrument made under it or expressed to be supplemental to it

“the Lease” means the lease dated 29th March 1990 and made between The Standard Life Assurance Company (1) and The BIS Group Limited (2)

“the principal yearly rent” means £322,932.00 subject to review as set out in the Fourth Schedule

“the Tenant” means the second named party to this deed and its successors in title and assigns

“the term” means the term of years granted by this deed and the period of any holding over continuation or extension after it expires or is otherwise determined

“the Term Start Date” means 22nd November 1996

“the Rent Commencement Date” means 23rd December 1997 on behalf of the Landlord

(B)	In this Underlease, unless otherwise specified:-

(i)	a reference to any Act of Parliament or statutory provision includes a reference to all bye-laws instruments orders and regulations for the time being made under it or deriving validity from it

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(ii)	a reference to costs payable by the Tenant or against which the Tenant covenants to indemnify the Landlord includes but is not limited to all proper solicitors’ surveyors’ architects’ and other proper fees disbursements and irrecoverable value added tax and other expenditure reasonably incurred by the Landlord on its own account or by the insurers or any other person interested in the demised premises

(iii)	the definitions as set out in the Lease are herein incorporated to the extent necessary to give meaning to the covenants on the part of the Landlord and the Tenant and the provisos herein contained

(iv)	a covenant by the Tenant not to do any act, matter or thing includes a covenant not to cause or permit or suffer the doing of it

(v)	where a party consists of two or more persons the obligations of such persons shall be joint and several

(vi)	a reference to a clause is a reference to a clause of this Underlease and a reference to a sub-clause is to a sub-clause of the clause in which the reference appears

(vii)	headings to clauses and titles of sub-clauses are for convenience only and do not affect the interpretation of this Underlease

(viii)	references to the Superior Landlord shall include its successors in title and shall include all Superior Landlords however remote

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(ix)	The reversion of the Landlord consisting of a term of years:

(a)	this Underlease is and shall be construed as an underlease or a sub-underlease as the case may be and all exceptions and reservations and rights (including those by way of covenant) in favour of the Landlord (except in respect of rents) shall also be for the benefit of the Superior Landlord to the intent that the Superior Landlord shall be entitled to exercise the same in addition to the Landlord in so far as is necessary to give effect to the provisions of the Lease;

(b)	where under the terms of this Lease the consent of the Landlord is required to any act matter or thing then that requirement shall be deemed to include also the consent of the Superior Landlord where and to the extent that such consent is required under the terms of the Lease

2.	THE DEMISE

In consideration of the rents reserved by this Underlease and the covenants on the part of the Tenant the Landlord demises unto the Tenant all those the demised premises together with the easements and rights for the Tenant (in common with the Landlord and all other persons similarly entitled and so far as necessary for the enjoyment of the demised premises) (a) specified in the Third Schedule to the Lease and (b) set out in Part II of the First Schedule hereto except and reserved to the Landlord and all persons authorised by the Landlord or otherwise entitled the easements and rights specified in the Fourth Schedule to the Lease and subject to the covenants and other matters set out in the Eighth Schedule

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to the Lease and subject to and with the benefit of the Licences for Alterations details of which appear in the Fifth Schedule hereto to the extent that they affect the demised premises to hold the demised premises unto the Tenant for the term of ten years commencing on and including the Term Start Date and ending on the 21st day of November Two thousand and six yielding and paying during the term first from the date hereof until the Rent Commencement Date the rent of a peppercorn (if demanded) and thereafter the principal yearly rent by equal quarterly payments in advance on the usual quarter days in every year such payments to be made by banker’s order or credit transfer to such account as the Landlord may reasonably require subject to review in accordance with the provisions of the Fourth Schedule and secondly by way of additional rent 82.71% of the sums referred to as Service Charge in the Lease and thirdly as additional rent 82.71 % of the sums referred to in the Lease as the Insurance Charge

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord:-

(A)	Rent

(i)	To Pay the rents reserved by this Underlease at the times and in the manner specified without any deduction

(ii)	Not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to set-off

(B)	Outgoings

To pay and discharge all existing and future rates taxes duties charges assessments outgoings and impositions (whether parliamentary local or otherwise and whether of a capital revenue

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non-recurring or wholly novel nature) which are now or may at any time be assessed, charged or imposed upon the demised premises or on the owner or occupier in respect of them or any thing done on them or pending separate assessment of the demised premises a fair proportion to be determined by the Landlord of any sum payable in respect of property of which the demised premises form part excluding any payable by the Landlord occasioned by receipt of the rents or by any disposition of dealing with or ownership of any interest reversionary to the interest created by this Underlease

(C)	Yielding up
At the ending of the term or at such later date as the Landlord recovers possession of the demised premises from the Tenant:-

(a)	quietly to yield up the demised premises (except lessee’s and trade fixtures and fittings which shall at the written request of the Landlord but not otherwise be removed prior to the ending of the term) in a condition consistent with the due performance and observance by the Tenant of its covenants in this Underlease

(b)	if any alterations or additions have been made during the term to reinstate the demised premises (if so required in writing by the Landlord but not otherwise) to the state and condition they were in prior to the making of the alterations and additions

(c)	to remove from the Building every sign, notice or other notification belonging to the Tenant or any person deriving title under the Tenant

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(d)	to make good all damage caused by the removal of fittings furniture and effects in accordance with this Lease to the reasonable satisfaction of the Landlord

(e)	To lay new carpet throughout the whole of the demised premises and the lift lobby adjoining the same such carpet to be of a grade and quality approved by the Landlord (such approval not to be unreasonably withheld or delayed in the case of a carpet of a grade and quality equivalent to carpet costing at least £20/m2 at the date of this lease)

(f)	To remove from the demised premises all partitioning (save for that indicated by a red line on the drawing number 655/50 prepared by Humphrey Cook Associates a copy of which is annexed hereto) so as to result in the demised premises (save as aforesaid) being in open-plan form as shown on the drawing number AA690/1104/K prepared by Arup Associates a copy of which is annexed to the Lease

(D)	Costs

To indemnify the Landlord against all reasonable and proper costs arising from or in contemplation of:-

(i)	the preparation and service of any notices or proceedings under sections 146 and 147 of the Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938 and the inspection of any works required to be done

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(ii)	the taking of steps subsequent to any such notice notwithstanding forfeiture is avoided otherwise than by relief granted by the Court

(iii)	the effecting of any forfeiture not requiring such notice

(iv)	the recovery of sums due under this Underlease including the levy or attempted levy of the distress

(v)	the preparation and service of all notices and schedules (whether statutory or otherwise) relating to wants of repair to the demised premises or other breaches of any of the Tenant’s covenants in this Underlease and the inspection and supervision of any works required to be done whether served during the term or within one month of its ending

(vi)	any application for a consent licence or approval whether it is granted or refused or proffered subject to any qualification or condition or whether the application is withdrawn or abandoned in accordance with the provisions of this Underlease but not if such consent licence or approval is unreasonably withheld or delayed

(E)	Alienation

(i)	Not to assign transfer mortgage change (save by way of floating charge) underlet licence share or part with possession or occupation of the demised premises or any part thereof nor hold the demised premises on trust for or as a nominee of any person company or body PROVIDED that the transaction mentioned in (ii) and (iii) of this sub-clause shall not constitute a breach of this covenant

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(ii)	(a)	Not to assign the whole of the demised premises without first:-

(A)	obtaining the written licence of the Landlord which shall not be unreasonably withheld or delayed;

(B)	satisfying the circumstances specified for the purpose of S.19(1A) of the Landlord and Tenant Act 1927 and set out in subclause (b) below; and

(C)	complying with the conditions specified for the purposes of s.19(1A) of the Landlord and Tenant Act 1927 and set out in subclause (c) below

(b)	The circumstances referred to in subclause (a) (B)are that:-

(A)	all sums properly demanded and/or due from the Tenant under this Underlease have been paid at the date of the application for the licence to assign;

(B)	in the Landlord’s reasonable opinion the assignee is at the date of the application for licence to assign likely to be able to pay the rents hereby reserved and comply with the tenant covenants of this Underlease and is likely to continue to be so able following the assignment;

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(C)	the assignee does not have the benefit of diplomatic immunity;

(D)	in the case of an assignment to a company which is in the same group (within the meaning of Section 42 of the Landlord and Tenant Act 1954) as the Tenant the assignee is in the Landlord’s reasonable opinion a person who is at the date of the application for licence to assign no less likely than the Tenant was at the date of the grant or assignment of the Underlease to the Tenant to be able to comply with the tenant covenants of this Underlease and is likely to continue to be such a person following the assignment; and

(c)	The conditions referred to in subclause (a) (C) are that:-

(A)	upon or before any assignment and before giving occupation to the assignee the Tenant shall covenant by way of indemnity and guarantee with the Landlord in the terms set out in the Second Schedule;

(B)	if so reasonably required by the Landlord the assignee shall upon or before any assignment and before taking occupation obtain a guarantor or guarantors reasonably acceptable to the Landlord who shall covenant by way of indemnity and guarantee (if more than one jointly and severally) with the Landlord in the terms set out in the Third Schedule; and

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(C)	the written licence to assign contains a condition that if at any time prior to the assignment the circumstances (or any of them) specified in subclause (b) cease to exist the Landlord may revoke the licence by written notice to the Tenant

(d)	The Tenant shall furnish the Landlord on written demand with full particulars of all derivative interests and occupational rights of or in the demised premises or any part thereof however remote or inferior including particulars of the rent or rents payable in respect of such derivative interests and shall supply such further particulars as the Landlord may reasonably require in respect thereof and without prejudice to the generality of the foregoing the Tenant shall within one month of service of a notice pursuant to section 40 of the Landlord and Tenant Act 1954 provide to the Landlord in writing the information requested therein

(e)	Notwithstanding (a) of this sub-clause the Tenant or any lawful undertenant may share occupation of the demised premises with any company which is within the same group of companies (as defined by Section 42 of the Landlord and Tenant Act 1954) as the Tenant or the undertenant (as the case may be) PROVIDED that no relationship of landlord and tenant is thereby created and the occupation is

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upon terms under which such company will vacate the demised premises forthwith upon its ceasing to be within the same group of companies (as defined aforesaid)

(F)	Indemnity

To indemnify the Landlord against:-

(a)	any tax or imposition which becomes payable either during the term or after its ending by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective agents servants or licensees and which but for such act or default would not have been payable and

(b)	all actions costs claims demands and expenses arising as a result of any breach or non-observance of the Tenant’s covenants in or the provisions of this Underlease or by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective agents, servants or licensees

(c)	all reasonable and proper expenses proceedings costs claims damages and any other liability or consequence whatsoever arising out of or in respect of any injury to or death of any person or damage to property (real and personal or either of them) the infringement disturbance or destruction of any right easement or privilege arising directly or indirectly out of:-

(1)	the state of repair and condition of the demised premises any alteration thereto and the user thereof

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and works carried out or in the course of being carried out to on or in the demised premises by or on behalf of the Tenant or any person claiming through the Tenant

(2)	anything now or hereafter attached to or on the demised premises

(3)	any matters arising out of or in respect of the provisions of Section 4 for the Defective Premises Act 1972 (so far as such matters are not the direct responsibility of the Landlord under the terms of this Underlease);

(G)	Interest

To pay to the Landlord if so required and without prejudice to the Landlord’s other remedies (as well after as before any judgment) interest at the rate of three per cent per annum above the base rate of National Westminster Bank PLC from time to time on any sum becoming due under this Underlease (whether or not formally demanded) and not paid within fourteen days of its becoming due from the date it becomes due down to the date of payment

(H)	Value added tax

To pay any value added tax or other tax of a similar nature payable in respect of any sum payable under this Underlease so that any such sum is deemed to be tax exclusive

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(I)	Covenants contained in the Lease

To observe and perform the covenants and conditions on the part of the tenant contained in the Lease in so far as the same are not also contained in this Underlease and are relevant to the demised premises and are not inconsistent with the terms hereof as if such covenants and conditions were set out in full herein with such amendments only as are necessary to make them applicable to the Landlord and the Tenant and the demised premises and not to do any act or thing to place the Landlord in breach of its obligations thereunder

(J)	Regulations

To observe and perform and cause its servants, agents and licensees to observe and perform the rules and regulations made by the Superior Landlord from time to time for the orderly and safe use of the Building and its facilities

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:-

	(A)	Quiet enjoyment

The Tenant paying the rents reserved by this Underlease and observing and performing the covenants on its part may peaceably hold and enjoy the demised premises during the term without any interruption by the Landlord or any person lawfully claiming by through under or in trust for it

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(B)	Insurance

	(i)	If and for so long as the Tenant pays the rent thirdly reserved to use its reasonable endeavours to procure that the Superior Landlord insures and reinstates the Building in accordance with its covenants contained in the Lease

(ii)	Whenever reasonably requested to do so (and not more frequently than once in any six month period) obtain from the Superior Landlord details of the Superior Landlord’s building insurance and to pass the details to the Tenant as soon as reasonably possible

(iii)	to use its reasonable endeavours to have the interest of the Tenant noted on the Superior Landlord’s insurance policy for the Building

(C)	Superior Landlord’s Covenants

To use its best endeavours at the Tenant’s request and expense (to the extent that such expense is attributable to the demised premises) to enforce the covenants on the part of the Superior Landlord contained in the Lease

(D)	Covenants in the Lease

To pay the rents and to observe and perform the covenants and conditions on the part of the lessee contained in the Lease to the extent that the same do not relate to the demised premises and are not the responsibility of the Tenant under the terms of this Underlease

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(E) Consents under the Lease

To use its best endeavours at the Tenant’s request and expense to obtain the consent of the Superior Landlord wherever the Tenant makes application for any consent required under this Underlease where the consent of both the Landlord and the Superior Landlord is needed by virtue of this Underlease and the Lease

5.	FURTHER PROVISIONS

	(A)	Provision for re-entry

It shall be lawful for the Landlord or any person on its behalf to re-enter upon the whole or any part of the demised premises in the name of the whole and from then peaceably to hold and enjoy the demised premises as if this Underlease had not been made without prejudice to any right of action or remedy of the Landlord:-

(i)	if the rents reserved by this Underlease or any part of them is in arrears for twelve days after they become due (whether legally demanded or not) or

(ii)	if any covenant on the Tenant’s part herein contained shall not be performed or observed or

(iii)	if the Tenant (or if more than one person any one of them being a company) is the subject of a petition for its winding up or enters into liquidation whether voluntarily (except for reconstruction or amalgamation of a solvent company) or compulsorily or has a provisional liquidator, trustee, receiver, administrative receiver or similar officer appointed or is the subject of an administration order or a petition for one or of a voluntary arrangement or a

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proposal for one under Part I Insolvency Act 1986 or is unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 or is otherwise insolvent or having been registered with unlimited liability it acquires limited liability or ceases to be registered or

(iv)	if the Tenant (or if more than one person any one of them being an individual) is the subject of a bankruptcy petition or bankruptcy order or of any application or order or appointment under Section 253 or Section 273 or Section 268 Insolvency Act 1986 or otherwise becomes bankrupt or insolvent or

(v)	if the Tenant shall make any assignment or arrangement for the benefit of creditors for the liquidation or reduction of debts by composition or otherwise or shall suffer any distress or execution to be levied on the Tenant’s goods the Landlord or any person or person authorised by the Landlord may at any time thereafter re-enter the demised premises or any part thereof in the name of the whole and thereupon this demise shall absolutely determine without prejudice to any right of action or remedy of the Landlord in respect of any antecedent breach of any of the covenants by the Tenant herein contained PROVIDED ALWAYS THAT notwithstanding any acceptances of or demand for rent by the Landlord its bankers or agents with knowledge of breach of any of the Tenant’s covenants herein contained or implied the Landlord’s right to forfeit this lease on the ground of such breach shall remain in force and neither the Tenant nor any person taking any estate or interest under the Tenant shall be entitled to set up any such acceptance of or demand or receipt for rent as a defence to any action or proceeding by the Landlord

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(B)	Insurance and Determination

(i)	If the demised premises or any access thereto or any part thereof or any accessways thereto within the Superior Landlord’s ownership shall at any time be destroyed or so damaged by any of the Insured Risks as to be unfit for occupation and the use for which they are demised and if the demised premises or the relevant part thereof are in fact not occupied and used as aforesaid and the policy or policies of insurance effected by the Landlord or Superior Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part in consequence of any act or default on the part of the Tenant or its lessees agents, servants or visitors then in such case and so often as the same shall occur all the monies covenanted to be paid hereunder or a fair proportion thereof according to the nature and extent of the damage sustained shall cease to be payable until the demised premises or the affected part or the access thereto shall have been rebuilt or reinstated so that the demised premises or the affected part are made fit for occupation and use (any dispute as to such proportion or the period during which the said monies shall cease to be payable to be determined in accordance with the Arbitration Acts 1950-1979 by an arbitrator to be appointed by agreement between the parties or in default by the President for the time being of the Royal Institution of Chartered Surveyors upon the application of either party)

(ii)	If after the expiration of eighteen calendar months from the date of the total destruction or such damage as referred to in sub-clause (i) the Superior Landlord shall have been unable owing to circumstances beyond the Superior

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Landlord’s control to commence to rebuild repair or otherwise reinstate the demised premises or the access thereto notwithstanding the Superior Landlord having used its best endeavours to do so either the Tenant (unless the Tenant shall have vitiated in whole or in part the policy of insurance maintained pursuant to the provision of this Underlease) shall be entitled for a period of six calendar months or the Landlord shall be entitled for a period of seven calendar months in each case commencing on the expiration of the said period of eighteen calendar moths to terminate the term hereby granted by written notice to the other and upon service of such notice the term shall cease and terminate forthwith but without prejudice to any right of action or remedy by any party against the others in respect of any antecedent breach of any of the covenants by any of them herein contained (other than any covenant relating to the repair and condition of the demised premises) and thereupon the insurance monies payable under the policy of insurance maintained pursuant to the provision of the Lease shall belong to the Superior Landlord

(C)	No implied warranty

Nothing contained or implied in this Underlease or in any such licence, consent or approval is to be taken to be a covenant warranty or representation by the Landlord or its agents that the demised premises can be or are fit to be used for the Permitted Use (as defined in the Lease) or any other purpose or that any alternation or addition or change of use which the Tenant may intend to carry out will not require the approval of the relevant government department local authority or other competent authority or the insurers or any other person interested in the demised premises

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(D)	Exclusion of Liability

The Landlord its servants agents visitors or licensees shall not be liable or responsible to the Tenant its servants agents visitors or licensees for any loss injury damage nuisance annoyance or inconvenience which may be sustained by the Tenant its servants agents visitors or licensees (either personally or to their property including the demised premises) caused by:-

(i)	any act neglect default or misconduct of any agent contractor manager workman security officer cleaner caretaker or any other person employed by the Superior Landlord or its agents or any interruption of their services caused by illness industrial action shortage or personnel or materials or other cause not directly under control of the Landlord or any of the matters set out in Clause 7(10) and (11) of the Lease

(ii)	any failure of or defect in any conduits or services in the Building

(E)	Notices

Any notice served under this Underlease will be validly served if served in accordance with section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 or in the case of notices served on the Tenant or any surety for the Tenant if sent to the demised premises

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(F) Jurisdiction

The parties hereto (and any future guarantor or surety for the Tenant) respectively submit to the jurisdiction of the English Courts and agree that any proceedings arising under or in respect of this Underlease or the demised premises may be served by delivery at such address as would be permissible for the service of notices in conformity with the relevant clause in the Lease

(G)	Exclusion order

Having been authorised to do so by an Order of the Mayors and City Court made on the 21st day of November 1996 the Landlord and the Tenant agree that the provisions of sections 24 to 28 (as amended) of the Landlord and Tenant Act 1954 are excluded in relation to this deed

(H)	Compensation

Subject to the Provisions of Section 38(2) of the Landlord and Tenant Act 1954 the Tenant shall not be entitled on quitting the demised premises to any compensation under Section 37 thereof

IN WITNESS whereof the Landlord and the Tenant have executed this document as a deed by causing their respective common seals to be affixed the day and year first before written

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THE FIRST SCHEDULE

Part I

The demised premises

All those parts of the Second floor of Building shown for the purpose of identification only edged red on the annexed plan including:

(i)	the internal linings panel finishes coverings and fixings thereof and plaster work tiles and other materials on the walls bounding the said premises and the doors, door furniture and door frames (excluding any doors in the external elevation of the Building) and windows window fastenings and window frames fitted in such walls and the glass fitted in such window frames but excluding the windows and window frames glazing and window furniture fitted to the external elevations of the Building; and

(ii)	the internal non-structural walls and all partitions and the plastered coverings and plaster work of all the internal walls (both structural and non-structural) and all partitions lying within the said premises and the doors including the folding doors (if any) door furniture and door frames fitted in such internal walls and partitions; and

(iii)	all the ceilings ceiling tiles and support brackets light fittings and support brackets and the floors floor pedestals and removable floor panels thereof and their respective coverings and surfaces; and

(iv)	all watercourses water supply pipes waste water pipes soil pipes drains sewers gutters downpipes gas pipes fuel pipes oil pipes electricity cables telephone cables ducts conduits flues wires and all other conducting media plant equipment and apparatus for the provision of services to the Building serving exclusively the said premises and not hereinafter expressly excluded from this demise; and

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(v)	all Landlord’s fixtures and fittings in or about the said premises and not hereinafter expressly excluded from this demise but for the avoidance of doubt the demised premises shall not include:-

(vi)	all Service Media in under or upon the Building

(vii)	the main structure of the Building and in particular the roofs foundations external walls internal load bearing walls load bearing parts of columns and the structural slabs of the roof ceilings and floors

(viii)	the doors door furniture and door frames and the windows window frames glazing and window furniture in the external elevation of the Building

(ix)	all air conditioning plant and equipment and pipes and conduits relating thereto situated within the demised premises

(x)	all sprinkler equipment within the demised premises

Part II

Additional rights granted

(i)	The right to construct lobbies necessary to ensure compliance with fire regulations in any other part of the premises demised by the Lease

(ii)	All necessary rights to run service media to and from the demised premises to and from such lobbies and to run services through them for the enjoyment and use of the said lobbies

(iii)	All necessary rights of access to and egress from such lobbies for the enjoyment and use of the demised premises

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(iv)	The right of passage of gas electricity telephone water and soil drainage air smoke or other effluvia from and to the demised premises through the Service Media passing along or through or over upon or under the premises demised by the Lease

(v)	The right of access to and egress from the area hatched blue on the said plan (“the Area”) with or without workmen equipment and materials for the purposes of (1) inspecting and making connections to or disconnecting from the cables in the electrical cable riser duct situated within the Area and (2) laying and removing cables within the Area.

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THE SECOND SCHEDULE

Authorised Guarantee Agreement

THIS AUTHORISED GUARANTEE AGREEMENT is made the day of 19

BETWEEN

(1)      (“the Landlord”)

(2)      (the Assignor)

(3)      (“the Assignee”)

1.	INTERPRETATION

	(1)	In this Agreement and the Schedule hereto unless there is something in the subject or context inconsistent therewith the following expressions shall have the meanings ascribed to them

“the Act”	means the Landlord and Tenant (Covenants) Act 1995 and any enactment for the time being amending or replacing the same

“the Assignee”	means the party numbered three above and its successors and assigns

“the Assignment”	means the assignment authorised by the Licence

“Assignor”	means the party numbered two above

“the Premises”	means the premises demised by the Lease

“the Landlord”	means the party numbered one above or other the person or persons for the time

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being entitled to the reversion immediately expectant on the determination of the Term

“the Lease”	means the Lease short particulars of which are set out in the Schedule hereto and includes any deeds or documents expressed to be supplemental thereto

“the Licence”	means a Licence of even date herewith and made between the same parties as this Agreement

“the Term”	means the term granted by the Lease

(2)	Where the context so requires or admits the masculine includes the feminine and the singular includes the plural AND where for the time being any party comprises two or more persons the covenants expressed to be made by such party shall be deemed to be made by such persons jointly and severally

(3)	All references to clauses are to clauses of this Agreement and all references to the Schedule are to the Schedule to this Agreement

(4)	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement

2.	THE LICENCE

This Agreement is supplemental to the Licence whereby the Landlord granted to the Assignor licence to assign the Lease to the Assignee on the terms therein set out and in consideration of the Landlord granting the Licence the Assignor and the Assignee have agreed to enter into the covenants on their part set out below

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3.	COVENANT BY ASSIGNEE

The Assignee hereby covenants with the Landlord that as from the Assignment and thereafter for the remainder of the Term (unless released from liability under the Act) the Assignee shall at all times duly observe and perform all the covenants on the part of the tenant contained in the Lease including the payment of the rents and all other sums payable under the Lease in the manner and times therein specified

4.	COVENANTS AND INDEMNITY BY THE ASSIGNOR

The Assignor hereby covenants with the Landlord as a primary obligation and not merely as guarantor that as from the Assignment and thereafter for the remainder of the Term (unless released from liability under the Act) the Assignee or the Assignor shall at all times duly observe and perform all the covenants on the part of the tenant contained in the Lease including the payment of the rents and all other sums payable under the Lease in the manner and times therein specified and the Assignor hereby covenants to indemnify the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Assignee in the performance and observance of any of its obligations or the payment of any rent or other sums

5.	ASSIGNOR JOINTLY AND SEVERALLY LIABLE WITH ASSIGNEE

The Assignor hereby further covenants with the Landlord that as from the Assignment and thereafter for the remainder of the Term (unless released from liability under the Act) the Assignor is jointly and severally liable with the Assignee (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Assignee under this Agreement

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6.	WAIVER BY ASSIGNOR

The Assignor hereby waives any right to require the Landlord to proceed against the Assignee or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Assignor

7.	POSTPONEMENT OF CLAIMS BY ASSIGNOR AGAINST ASSIGNEE

The Assignor hereby further covenants with the Landlord that the Assignor shall not claim in any liquidation bankruptcy composition or arrangement of the Assignee in competition with the Landlord or claim any set off or counterclaim against the Assignee in respect of any liability to the Assignee by the Assignor and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Assignee and shall hold for the benefit of the Landlord all security and rights the Assignor may have over assets of the Assignee whilst any liabilities of the Assignee and the Assignor to the Landlord remain outstanding

8.	POSTPONEMENT OF PARTICIPATION BY ASSIGNOR INSECURITY

The Assignor shall not be entitled to participate in any security held by the Landlord in respect of the Assignee’s obligations to the landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Assignee and the Assignor to the landlord under the Lease have been performed or discharged

9.	NO RELEASE OF ASSIGNOR

None of the following or any combination thereof shall release determine discharge or in any way lessen or affect the liability of the Assignor as

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principal debtor under this Agreement or otherwise prejudice or affect the right of the Landlord to recover from the Assignor to the full extent of this guarantee:

(1)	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or the amounts required to be paid by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee under the Lease

(2)	any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises

(3)	any extension of time given by the Landlord to the Assignee

(4)	the variation of the terms of the Lease (other than with the consent of the Assignor) or the transfer of the Landlord’s reversion

(5)	any change in the constitution structure or powers of either the Assignee the Assignor or the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Assignee or the Assignor

(6)	any legal limitation or immunity disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside or in excess of the powers of the Assignee

(7)	any other act omission matter or thing whatsoever whereby but for this provision the Assignor would be exonerated either wholly or in part (other than a release by deed given by the Landlord)

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10.	INVALIDITY OF PROVISIONS

No invalidity of any provision of this Agreement shall in any way vitiate or affect any other provision of this Agreement

11.	SURRENDER OF PART

In the event of the Assignee surrendering part of the Premises the liability of the Assignor shall continue in respect of the remainder after making any necessary apportionments under section 140 of the Law of Property Act 1925

12.	DISCLAIMER OF LEASE

The Assignor hereby covenants with the Landlord that if a liquidator or trustee in bankruptcy shall disclaim the Lease then the Assignor shall if so required by notice in writing given by the Landlord within four months after such disclaimer accept from and deliver to the Landlord a counterpart of a new lease of the Premises (i) for a term commencing on the date of disclaimer and continuing for the residue then remaining unexpired of the Term (ii) at the rent payable by the Assignee immediately before the disclaimer (“the Old Rent”) unless the revised rent at a review date occurring before or after such disclaimer has not been agreed or determined in accordance with the provisions of the Lease then the Landlord and the Assignor shall take such steps as are necessary to agree or determine the revised rent in accordance with such provisions in which event the rent payable by the Assignor under the new lease shall be whichever shall be the higher of the Old Rent and the revised rent and (iii) subject to the same covenants and provisions as are contained in the Lease AND on the grant of such new lease the Assignor shall pay to the Landlord an amount equal to the rents which would have been paid to the Landlord had the new lease been granted by the Landlord on the date of the disclaimer

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13.	BENEFIT OF GUARANTEE

This guarantee shall ensure for the benefit of successors and assigns of the Landlord under the Lease without the necessity for any assignment thereof

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THE THIRD SCHEDULE

Covenant by Surety

1.	Covenant and indemnity by Surety

The Surety hereby covenants with the Landlord as a primary obligation and not merely as guarantor that the Tenant or the Surety shall at all times during the term duly perform and observe all the covenants on the part of the Tenant contained in this Underlease including the payment of the rents and all other sums payable under this Underlease in the manner and at the times herein specified and as a separate severable covenant that the Tenant and the Surety shall at all times observe and perform the Tenant’s obligations under any deed the Tenant may enter into pursuant to clause 3(E)(ii)(c)(A) (“AGA”) and the Surety hereby covenants to indemnify the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums

2.	Surety jointly and severally liable with Tenant

The Surety hereby further covenants with the Landlord that the Surety is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Lease or an AGA and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Surety as if the Surety was named as the Tenant in this Lease or in an AGA

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3.	Waiver by Surety

The Surety hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Surety

4.	Postponement of claims by Surety against Tenant

The Surety hereby further covenants with the Landlord that the Surety shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord or claim any set off or counter claim against the Tenant in respect of any liability to the Tenant by the Surety and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant whilst any liabilities of the Tenant and the Surety to the Landlord remain outstanding

5.	Postponement of Participation by Surety in Security

The Surety shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or an AGA or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant and the Surety to the Landlord under this Lease or an AGA have been performed or discharged

6.	No Release of Surety

None of the following or any combination thereof shall release determine discharge or in any way lessen or affect the liability of the Surety as principal debtor under this Lease or an AGA or otherwise prejudice or

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affect the right of the Landlord to recover from the Surety to the full extent of this guarantee:-

(1)	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Underlease or an AGA

(2)	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the demised premises

(3)	any extension of time given by the Landlord to the Tenant

(4)	any variation of the terms of this Lease (other than with the agreement of the Surety) or the transfer of the Landlord’s reversion or the assignment of this Underlease

(5)	any change in the constitution structure or powers of either the Tenant the Surety or the Landlords or the liquidation administration or bankruptcy (as the case may be) of the Tenant or the Surety

(6)	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the power of the Tenant

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(7)	any other act omission matter or thing whatsoever whereby but for this provision the Surety would be exonerated either wholly or in part (other than a release under seal given by the Landlord)

7.	Surrender of Part

In the event of the Tenant surrendering part of the Premises the liability of the Surety shall continue in respect of the remainder after making any necessary apportionments under Section 140 of the Law of Property Act 1925

8.	Disclaimer or forfeiture of Lease

	(1)	The Surety hereby further covenants with the Landlord that:

(a)	if a liquidator or trustee in bankruptcy shall disclaim or surrender this Underlease or an AGA or

(b)	if this Lease shall be forfeited or

(c)	if the Tenant shall cease to exist

THEN the Surety shall if the Landlord by notice in writing given to the Surety within four months after such disclaimer or other event so requires accept from and execute and deliver to the Landlord a counterpart of new lease of the Premises (i) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the term
(ii) at the rent payable by the Tenant immediately before the disclaimer or other event (“the Old Rent”) unless the rental value at a review date occurring before or after such disclaimer or other event has not been agreed or determined in accordance with the provisions of this Lease then the Landlord and the Surety shall

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take such steps as are necessary to agree or determine the Rental Value in accordance with such provisions in which event the rent payable by the Surety under the new lease shall be whichever is the higher of the Old Rent and the Rental Value and (iii) subject to the same covenants conditions and provisions as are contained in this Underlease AND on the grant of such new lease the Surety shall pay to the Landlord an amount equal to the rents which would have been paid to the Landlord had the new lease been granted on the date of the disclaimer or other event

(2)	If the Landlord shall not require the Surety to take a new lease the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the rents and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of six months therefrom or until the Landlord shall have granted a lease of the demised premises to a third party and any rent free period thereunder shall have expired (whichever shall first occur)

9.	Benefit of Guarantee

This guarantee shall ensure for the benefit of the successors and assigns of the Landlord under this Underlease without the necessity for any assignment thereof

10.	Severability

For the avoidance of doubt the obligations of the Surety to guarantee any of the obligations contained in an AGA shall be expressly severable from all other obligations of the Surety contained in this Underlease and if and to the extent that any such obligations are held to be unenforceable at law then this Underlease shall be read and contained as if all references in this Schedule to an AGA were omitted

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THE FOURTH SCHEDULE

1.	In this Schedule the following expression shall have the following meanings:-

“Rent Review Date” means the fifth anniversary of the Term Start Date

“Rent Review” means the yearly rack rental value at the rent Review Date for which the demised premises might be expected to be let as a whole with vacant possession on the Rent Review Date in the open market by a willing lessor to a willing lessee without fine or premium for a term equal to the residue of the term hereby granted or ten years whichever is the greater computed from the Rent Review Date and otherwise upon the terms and conditions (save as to the amount of rent payable (but including the provisions for the review of the rent first hereinafter reserved) and save to the extent that the terms and conditions are not inconsistent with the matters hereinafter assumed) contained in this lease and on the assumption if not a fact that the said terms and conditions have been complied with and on the further assumptions that

(a)	the user permitted by this lease and demised premises comply with Planning Law free from any onerous condition restriction and limitation or any of them

(b)	the demised premises are fully fitted out for the lessee’s business and are fit for immediate occupation and use and that any rent free period or any period of rent abatement has expired

(c)	no work has been carried out thereon which has diminished the rent value of the demised premises

(d)	in case the demised premises have been destroyed or damaged they have been fully restored disregarding any effect on rent of:

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(e)	the fact that the Tenant or any sub-tenant(s) or any permitted occupier(s) has/have been in occupation of the demised premises

(f)	any goodwill attached to the demised premises by reason of the carrying on thereat of the trade or business of the Tenant or any sub-tenant(s) or any permitted occupier(s)

(g)	the likelihood of there being a rent free period for fitting out purposes granted in the open market to a new tenant taking the demised premises or comparable premises

(h)	any authorised improvements made or permitted by the Tenant or its predecessors to the extent that such improvements were made at no cost to the Landlord but improvements made in pursuance of an obligation to the Landlord shall not be disregarded

“Current Rent” means the amount of the principal yearly rent first reserved hereunder payable immediately before the Rent Review Date

“Review Surveyor” means an independent chartered surveyor having not less than ten years practice in the United Kingdom next before the date of his appointment and recent substantial experience in letting office premises of a similar character and quality to those of the demised premises and who is a partner or director of a leading firm or company of chartered surveyors having specialist market and valuation knowledge of such premises

2.	The principal yearly rent from the fifth anniversary of the date hereof until the expiry of the term hereby granted shall be the greater of:-

(a)	the Current Rent; and

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(b)	the Review Rent

3.	If the Landlord and the Tenant shall have failed to agree the Review Rent by a date being three months before the Rent Review Date the Review Rent shall be assessed in manner following:-

(a)	the Review Surveyor shall (in the case of agreement between the Landlord and the Tenant as to his appointment) be forthwith appointed by the Landlord and the Tenant to asses the Review Rent or (in the case of any failure so to agree at any time) be nominated to assess the Review Rent by or on behalf of the President for the time being of the Royal Institute of Chartered Surveyors on the application of either the Landlord or the Tenant

(b)	the Review Surveyor shall act as an arbitrator and the arbitration shall be conducted in accordance with the Arbitration Acts 1950 to 1979

4.	If the Rent Review shall not have been agreed or assessed on or before the Review Date the Tenant shall:-

(a)	continue to pay the Current Rent

(b)	pay the Landlord within seven days after the agreement or assessment of the Review Rent:-

(i)	a sum equal to the amount (if any) by which the aggregate of the equal quarterly instalments of the Review Rent which would have been payable in respect of the period commencing on the Rent Review Date and ending immediately before the usual quarter day next following the date of agreement or assessment had the Rent Review been agreed or assessed at the commencement of that

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period exceeds the payments made by the Tenant under sub-paragraph (a) of this paragraph in respect of the same period; and

(ii)	a sum equal to the total gross interest (so far as it is lawful so to do) hereinafter mentioned derived by dividing the sum payable under section (i) of this sub-paragraph by the number of usual quarter days occurring in the period therein mentioned and by assuming that such divided amounts were severally payable on the successive quarter days aforesaid by aggregating the total gross interest on each such amount from the quarter day on which it was notionally payable until the date on which the sum payable under section (a) of this sub-paragraph is paid at a yearly rate of four percentile points below the rate mentioned in Clause 3(G) of this Lease calculated on a daily basis

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THE FIFTH SCHEDULE

Two Licences for Alterations both dated 20th October 1994 and made between The Standard Life Assurance Company (1) and The BIS Group Limited (2)

EXECUTED (but not delivered until
the date inserted herein) as a Deed by
NYNEX CABLECOMMS LIMITED
by the signature of the undermentioned
officers acting under its authority

Director

Secretary